Exhibit 10.7

STOCK PURCHASE AGREEMENT

(2006 Stock Purchase Plan)

This Stock Purchase Agreement (“Agreement”) is made and entered into as of December     , 2006 (“Effective Date”), by and between Corsair Memory, Inc. (the “Company”), and                      (“Purchaser”), with reference to the following facts which the parties agree are true:

Recitals:

A.      The Company desires to issue and sell to Purchaser, and Purchaser desires to purchase from the Company,                      shares of common stock (“Shares”) of the Company upon the terms and conditions of this Agreement and the terms of the Company’s 2006 Stock Purchase Plan (the “Plan”).

Agreement

NOW, THEREFORE, in consideration of the mutual promises, agreements, representations and warranties set forth below, and upon the terms and conditions set forth below, the parties agree as follows:

1	PURCHASE OF SHARES

1.1    Sale and Purchase of Shares. As of the Effective Date, subject to satisfaction of the conditions precedent set forth in Section 2, the Company shall issue and deliver the Shares to Purchaser and Purchaser shall purchase the Shares from the Company.

1.2    Consideration for Shares. Purchaser shall deliver to the Company, as full and complete consideration for all Shares, the sum of $             (or $27.03 per Share) (the “Purchase Price”), evidenced by a promissory note in the form attached hereto as Exhibit A (the “Note”). Payment of the Note shall be secured by a pledge of the Shares, to be evidenced by a Pledge Agreement executed by Purchaser in the form attached hereto as Exhibit B (the “Pledge Agreement”).

2	CLOSING DOCUMENTS

2.1    The Company’s Documents. The Company agrees to execute and deliver to Purchaser (a) on the Effective Date, an original counterpart of this Agreement, executed by the Company and (b) as soon as practicable after the Effective Date, a certificate evidencing the Shares.

2.2    Purchaser’s Documents. On the Effective Date, Purchaser agrees to execute and deliver to the Company the following: (a) an original counterpart of this Agreement, executed by Purchaser; (b) the Note; (c) the Pledge Agreement; (d) an original counterpart to the Company’s Stock Restriction Agreement (a copy of which is attached hereto as Exhibit C) acknowledging that such Shares shall be subject to that agreement, in a form reasonably satisfactory to the Company; and (e) if applicable, a consent of spouse in the form of Exhibit D attached hereto.

3	REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser makes the following representations and warranties:

3.1    Preexisting Relationship with the Company; Economic Risk. Purchaser has a prior business and/or personal relationship with the Company and/or its officers and directors. Purchaser acknowledges that he is able to fend for himself, can bear the economic risk of his investment, and has adequate means of providing for his current needs and possible personal contingencies, and has no present need for liquidity of his investment. Purchaser is aware that the acquisition of the Shares is a speculative investment involving a high degree of risk. Purchaser, his advisers or such other persons with whom Purchaser has found it necessary to consult, have sufficient knowledge and experience in business and financial matters to evaluate the risks of the investment and to make an informed investment decision with respect thereto.

3.2    Investment Intent; Blue Sky. Purchaser is acquiring the Shares for investment for his own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof. Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer, or grant participations to such person or to any third person, with respect to any of the Shares. He understands that the sale of the Shares have not been, and will not be, registered under the Securities Act of 1933 (“Securities Act”) by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of his investment intent and the accuracy of his representations as expressed herein. Purchaser’s address set forth on the signature page hereto represents his true and correct state of domicile, upon which the Company may rely for the purpose of complying with applicable “Blue Sky” laws.

3.3    Rule 144. Purchaser acknowledges that the Shares must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. He is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being effected through a “broker’s transaction” or in a transaction directly with a “market maker,” and the number of shares being sold during any three-month period not exceeding specified limitations. Purchaser is aware that Rule 144 is not currently available for resale of the Shares and may not ever be available

3.4    No Public Market. Purchaser understands that no public market now exists for any of the securities issued by the Company and that the Company has made no assurances that a public market will ever exist for the Company’s securities.

3.5    Access to Information. Purchaser is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares. Purchaser acknowledges receipt of a copy of the Plan and is familiar with the terms and provisions thereof, and hereby accepts the

Shares subject to all of the terms and provisions thereof. Purchaser has entered into this Agreement based solely and exclusively upon Purchaser’s knowledge of the Company and its operations, and Purchaser’s own evaluation of the Company’s present business, future prospects and the Company’s value. Purchaser acknowledges that, except as expressly set forth herein, neither the Company, nor any of its representatives, agents, advisors, employees, shareholders, officers or directors have made any representations, express or implied, oral or written, to Purchaser with regard to the value of the Shares, or any other matter related to the Company, or its present or future business or prospects.

3.6    Tax Liability. Purchaser has reviewed with Purchaser’s own tax advisors the tax consequences of the transactions contemplated by this Agreement. Purchaser relies solely on such advisors and not on any statements or representations of the Company or any of the Company’s agents, representatives or advisors with respect to such tax consequences.

4	REPURCHASE BY THE COMPANY

4.1    Repurchase Option. In the event of the voluntary or involuntary termination of employment of Purchaser with the Company for any reason, the Company shall, upon the date of such termination, have an irrevocable, exclusive option for a period of 60 days after the date of termination to repurchase all or any portion of the Shares held by Purchaser as of such date which have not yet been released from the Company’s repurchase option pursuant to the release provisions below at the purchase price per Share paid by Purchaser specified in Section 1.2. The option shall be exercised by the Company by delivery of written notice of exercise of option to Purchaser or his representative accompanied by either (i) a check in the amount equal to the number of Shares repurchased by the Company multiplied by the per share Purchase Price set forth in Section 1.2 (the “Repurchase Price”) or (ii) the cancellation of a portion of the Purchaser’s loan obligations due to the Company under the Note in an amount equal to the Repurchase Price. Upon delivery of such notice and payment of the Repurchase Price, the Company shall become the legal and beneficial owner of the Shares being repurchased and all rights and interest therein or related thereto, and the Company shall have the right to transfer to its own name the number of Shares being repurchased by the Company, without further action by Purchaser. Twenty five percent (25%) of the Shares held by Purchaser shall be released from the Company’s repurchase option each annual anniversary of the effective date of this Agreement (each, a “Release Date”), provided that Purchaser is still employed by Company on such Release Date. Prior to and after expiration of the repurchase options set forth herein, the Shares shall remain subject to the provisions of the Company’s Stock Restriction Agreement, so long as such agreement remains in effect.

4.2    Termination of Repurchase Option. Notwithstanding any of the provisions of Section 4.1 above, all repurchase rights set forth therein shall terminate in their entirety in the event of any of the closing of a transaction pursuant to which control of the Company is transferred to a third party not in any manner affiliated with the Company, whether by virtue of merger, consolidation, sale of at least a majority of the assets or common stock of the Company, or otherwise.

4.3    Restrictions on Transfer of Shares. So long as any Share remains subject to the Company’s repurchase option set forth in Section 4.1 above, Purchaser shall not sell, transfer or otherwise dispose of such Share without the prior written consent of the Company. Purchaser hereby agrees that the certificates evidencing Shares subject to the Company’s repurchase option may contain such legends or endorsements regarding such restrictions.

5	SECTION 83(b) ELECTION

Purchaser understands that Section 83(a) of the Internal Revenue Code of 1986, as amended (the “Code”), taxes as ordinary income the difference between the amount paid for the Shares and the fair market value of the Shares. The Internal Revenue Service can take the position that the receipt of Shares under this Agreement is in exchange for the performance of services to the Company. Purchaser understands that Purchaser may elect to be taxed at the time the Shares are purchased, taking the position that there is no “compensatory” element involved in the transaction and that the Purchase Price equals the fair market value of the Shares, by filing an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days from the date of purchase. Even if the fair market value of the Shares at the time of the execution of this Agreement equals the amount paid for the Shares, the election must be made to avoid tax treatment under Section 83(a) in the future. The form for making Purchaser’s election is attached hereto as Exhibit E. Purchaser understands that the failure to file such an election in a timely manner may result in adverse tax consequences for Purchaser. Purchaser further understands that an additional copy of such election form should be filed with his federal income tax return for the calendar year in which the date of purchase falls.

6	SEPARATE LEGAL REPRESENTATION

Each party hereto acknowledges and agrees that this Agreement has been prepared by Freeland Cooper & Foreman, LLP, Attorneys at Law, as counsel solely to the Company. Purchaser acknowledges that Company has advised Purchaser to consult and obtain the advice of independent counsel of Purchaser’s own choosing prior to execution and delivery of this Agreement.

7	MISCELLANEOUS

7.1    Headings. The section headings in this Agreement are included for convenience only, and are not a part of this Agreement nor intended to be used in construing this Agreement.

7.2    Severability. In the event that any provision of this Agreement or application thereof to any person or in any circumstances shall be determined to be invalid, unlawful or unenforceable to any extent, the remainder of this Agreement in the application of such provision, other than those persons or circumstances to which it has been determined to be invalid, unlawful or unenforceable, shall not be affected thereby and each remaining provision of this Agreement shall continue to be valid and may be enforced to the fullest extent permitted by law.

7.3    Entire Agreement; Amendment. This Agreement, and the exhibits or other documents or instruments specifically referred to in this Agreement, or delivered pursuant to the terms of this Agreement, represent and comprise the entire agreement of the parties with respect to the subject matter of this Agreement. This Agreement supersedes all prior oral or written agreements, understandings, discussions, negotiations or commitments of any kind, express or implied. This Agreement may not be amended or supplemented, nor may any rights hereunder be waived, except by a writing signed by the party whose rights or obligations are amended, supplemented or waived.

7.4    Costs and Fees. Each party shall pay his respective attorneys fees and costs in connection with this Agreement. In the event of litigation in any manner relating to or arising out of this Agreement the prevailing party shall recover from the losing party all costs of suit including all reasonable attorneys’ fees incurred by the prevailing party.

7.5    Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when delivered personally or sent by facsimile or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed, at the addresses set forth below.

7.6    Assignability; Successors. The rights and benefits of this Agreement may not be transferred in any manner by the Purchaser other than by will or by the laws of descent or distribution. The terms of the Plan and this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of Purchaser.

7.7    Governing Law. This Agreement shall be interpreted and enforced under the laws of the State of California.

7.8    Dispute Resolution. Any dispute or controversy among the parties hereto arising under, out of, or in connection with or in relation to this Agreement, or the breach thereof, including, but not limited to, any controversy or dispute regarding whether any and all such matters should be submitted to arbitration, shall be determined and settled by arbitration to be held in San Francisco, California, in accordance with the rules, and under the auspices, of the Judicial Arbitration and Mediation Services (“JAMS”). The arbitrator, in his or her discretion, may order such limited discovery as he or she deems appropriate. Any award rendered therein shall be final and binding on each and all of the parties, and judgment may be entered thereon in any court having jurisdiction thereof. The prevailing party in such arbitration, as determined by the arbitrator, shall be entitled to have any and all attorneys’ fees, costs and other fees arising from or related to the arbitration, including, but not limited to, attorneys’ fees incurred in obtaining a judgment on any award, enforcing and collecting any award, paid by the non-prevailing party.

7.9    Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

//signature page to follow//

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

PURCHASER:

Address for Notices:

Facsimile:

THE COMPANY

Corsair Memory, Inc.

By:
John E. Green
Chief Financial Officer

Address for Notices:

46221 Landing Parkway
Fremont, CA 94538
Attention: John Green
Facsimile: 510-657-8748

[Signature Page to Stock Purchase Agreement – 2006 Stock Purchase Plan]